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                                                                  EXHIBIT 99.2

       QUALCOMM ANNOUNCES STOCKHOLDER APPROVAL OF FOUR-FOR-ONE STOCK SPLIT

SAN DIEGO, Dec. 20 /PRNewswire/ -- QUALCOMM Incorporated (Nasdaq: QCOM) today announced that its stockholders have approved a four-for-one stock split of the outstanding shares of common stock and an increase in the Company's authorized common stock to 3,000,000,000 shares. This approval was obtained at the Company's Special Meeting of Stockholders held this morning.

As a result, QUALCOMM will effect its previously announced four-for-one stock split, originally approved by its Board of Directors on November 2, 1999. The stock split is a tax-free distribution to QUALCOMM stockholders. Stock certificates representing three additional shares for each share held will be mailed on or about December 30, 1999 (Distribution Date) to all stockholders of record at the close of business on December 20, 1999 (Record Date), provided that such stockholders of record continue to hold their shares on the Distribution Date. Stockholders who dispose of their shares of common stock between the Record Date and the Distribution Date will not be entitled to keep the additional shares and such additional shares will be transferred to the holder of the original shares as of the Distribution Date. The Ex-Dividend Date for the stock split will be the next business day following the Distribution Date, on or about December 31, 1999.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. The Company's business areas include CDMA phones; integrated CDMA chipsets and system software; technology licensing; Eudora email software for Windows and Macintosh computing platforms; and satellite-based systems including OmniTRACS(R) and portions of the Globalstar(TM) system. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 1999 FORTUNE 500(R) company traded on the Nasdaq under the ticker symbol QCOM.

Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including timely product development, the Company's ability to successfully manufacture significant quantities of CDMA or other equipment on a timely and profitable basis, and those related to performance guarantees, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 26, 1999, and most recent Form 10-Q.

QUALCOMM and OmniTRACS are registered trademarks of QUALCOMM Incorporated. Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated.


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QUALCOMM Contacts:

Anita Hix, CDMA Technologies Marketing
1-(858) 658-5879 (ph) 1-(858) 651-7385 (fax)
e-mail: ahix@qualcomm.com

     or

Christine Trimble, Corporate Public Relations
1-(858) 651-3628 (ph) 1-(858) 651-2590 (fax)
e-mail: ctrimble@qualcomm.com

     or

Julie Cunningham, Investor Relations
1-(858) 658-4224 (ph) 1-(858) 651-9303 (fax)
e-mail: jcunningham@qualcomm.com